As filed with the Securities and Exchange Commission on July 19, 1996. Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                         ______________________________
                                  FORM S-8/S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________
                                MEDCROSS, INC.
             (Exact name of registrant as specified in its charter)

          FLORIDA                                            59-2291344
(State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                         Identification No.)

                            3227 Bennet Street North
                         St. Petersburg, Florida 33713
                                (813) 521-1793
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              1995 Medcross, Inc.
               Director Stock Option and Appreciation Rights Plan
                             (Full Title of Plan)
                          ______________________________
                                 Henry Y.L. Toh
                                 Medcross, Inc.
                             3227 Bennet Street North
                           St. Petersburg, Florida 33713
                                (813) 521-1793
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ______________________________
                                   Copies to:
                             Ralph V. De Martino, Esq.
                        De Martino Finkelstein Rosen & Virga
                               1818 N Street, N.W.
                           Washington, D.C.  20036-2492
                                 (202) 659-0494

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: X

                           CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
                                     Maximum       Maximum
                      Amount to be   Offering      Aggregate      Amount of
Title of Securities    Registered    Price Per     Offering     Registration
 to be Registered            (1)      Share(2)       Price           Fee
- -------------------  -------------  ------------  ------------  ------------
Stock Options           250,000          --          --              --
Common Stock,
  $.007 par value       250,000        $5.875     $1,468,750       $506.47
Common Stock,
  $.007 par value       250,000(1)       --          --              --(4)
                                                                ------------

Total                                                              $506.47

<F1>
 (1) Represents the maximum number of securities which may be granted pursuant to the 1995 Medcross, Inc. Director Stock Option and Appreciation Rights Plan (the "Director Plan").
<F2>
 (2) Calculated in accordance with Rule 457(h) on the basis of the average of the high and low bid prices for the common stock on the NASDAQ SmallCap Market on July 18, 1996.
<F3>
 (3) Represents the same shares described in the line above, which may be resold by the holder of the Common Stock Purchase Option.
<F4>
 (4) Pursuant to Rule 457(h)(3), no additional fee is payable since the Shares, which may be offered for resale, are the same shares being registered hereby upon their initial issuance pursuant to the Plan.

                                      PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information


Item 2.  Registrant Information and Employee Plan Annual Information

     The document(s) containing the information specified in this Part I will be sent or given to participants in the 1995 Medcross, Inc. Director Stock Option and Appreciation Rights Plan to which this Registration Statement relates as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended, and are not filed as part of this Registration Statement.

PROSPECTUS


                                  MEDCROSS, INC.
                           Common Stock, $.007 par value
         Issued Pursuant to the 1995 Medcross, Inc. Director Stock Option
                           and Appreciation Rights Plan


     This Prospectus covers up to 250,000 shares (the "Shares") of common stock, $.007 par value (the "Common Stock"), of Medcross, Inc., a Florida corporation (the "Company"). Such shares (a) have been or may have been acquired by certain directors (the "Selling Stockholders") who may be deemed to be affiliates of the Company pursuant to the terms of the 1995 Medcross, Inc. Director Stock Option and Appreciation Rights Plan (the "Director Plan") of the Company or (b) were acquired pursuant to the Director Plan prior to the effective date of a registration statement covering securities issued under the Director Plan. The amount of such securities which may be resold or offered pursuant to this Prospectus is 250,000 Shares. See "The Offering." In connection with such resales or offers for sale, certain directors of the Company and the brokers through whom such Shares may be sold may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act").

     The Common Stock is quoted on the NASDAQ Small Cap Market ("NASDAQ") under the symbol "ILNK". Prior to March 8, 1996, the Common Stock was quoted on NASDAQ under the symbol "MDCR". On July 18, 1996, the closing bid price and the average of the high and low bid price of the Common Stock as reported on the NASDAQ Small Cap Market was $5.875 and $5.875, respectively. The Shares may be offered by the Selling Stockholders from time to time through or to brokers in the over-the-counter market or otherwise at prices acceptable to the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. All costs incurred in connection with the registration of the Shares are being borne by the Company. See "The Offering."

        AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                                SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is July 19, 1996

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance there-with files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference room located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The prospectus constitutes part of a Registration Statement on Form S-8/S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents and any amendments thereto filed by the Company with the Commission under the Exchange Act are incorporated by reference in this
Prospectus:

     (i) Annual Report on Form 10-KSB/A#1 for the Fiscal Year ended December 31, 1995 (File No. 0-17973);

     (ii) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 (File No. 0-17973);

     (iii) Current Report on Form 8-K/A#2 relating to events of February 23, 1996 and filed with the Commission on June 21, 1996 (File No. 0-17973);

      (iv) Current Report on Form 8-K dated April 12, 1996 and filed with the Commission on April 24, 1996 (File No. 0-17973); and

      (v) Current Report on Form 8-K relating to the events of May 24, 1996 and filed with the Commission on June 21, 1996 (File No. 0-17973).

     All documents and any amendments thereto subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in their entirety herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all information incorporated by reference in this Prospectus. Requests for such copies should be directed to Stephanie E. Giallourakis, Secretary, Medcross, Inc. (i) if by telephone to (813) 521-1793,
(ii) if by mail to 3227 Bennet Street North, St. Petersburg, Florida 33713, or
(iii) if by facsimile to (813) 521-4249.

                                  THE COMPANY

     The Company was incorporated pursuant to the laws of the State of Florida on April 21, 1983. The Company has several wholly owned and partially owned subsidiaries. Together with its subsidiaries, the Company currently concentrates its efforts in four distinct areas: (i) the ownership and operation of a network related services business which provides such services to individuals and businesses throughout the United States; (ii) the ownership and operation of domestic (United States) radiological diagnostic imaging services; (iii) the management of therapeutic medical modalities; and (iv) the sales and servicing of diagnostic imaging equipment in the Far East. The Company has only recently entered the network related business via its acquisition of I-Link Worldwide Inc. ("I-Link") in February 1996.

     I-Link, the Company's newest subsidiary, is in the business of delivering business communications services via the emerging worldwide data tele-communications networks Which includes the Internet). I-Link seeks to provide business communications solutions and enhanced capabilities to existing users of traditional telecommunications services, at substantial cost savings to its customers, through utilization of the Internet and other existing data communications networks. I-Link's business communication products are marketed under the name "Fax4Less[TM]".

     The Company, through an affiliated limited partnership, owns and operates a mobile magnetic resonance imaging ("MRI") unit that provides state-of-the art diagnostic imaging services to two community hospitals on the southwest coast of Florida. The Company, through a subsidiary, also owns and operates an MRI facility that serves the Tampa, Florida market. Through various management agreements, the Company provides turnkey operations, management, trained techni-cians, and financial services under its agreements with the owners of three (3) kidney lithotripters. In January 1994, the Company entered into a joint venture agreement pursuant to which the Company owns a majority interest in a corporation which will import medical imaging equipment to China. The Company also provides mobile urologic diagnostic ultrasound services to urologists in the "Tampa Bay" area of Florida.

     The Company was incorporated in Florida on April 21, 1983, under the name Mobile Medical, Inc. On April 27, 1987, the Company changed its name to Medical Medcross, Inc., and on February 16, 1989, changed its name to Medcross, Inc.
The Company has three wholly-owned subsidiaries, I-Link Worldwide, Inc., a Utah corporation, Waters Edge Scanning Associates, Inc., a Florida corporation, and Medcross Asia, Ltd., headquartered in Hong Kong. Medcross Asia, Ltd. was formed by the Company to identify opportunities for the Company to enter the medical field in the Far East. As of April 1, 1996, the Company had a total of 37 full
- -time employees.

     As used herein the term the "Company" refers to Medcross, Inc. and its subsidiaries and affiliates unless otherwise noted. The Company's principal executive offices are located at 3227 Bennet Street North, St. Petersburg, Florida 33713; telephone number (813) 521-1793.

                                  RISK FACTORS

     On February 23, 1996, the Company closed its acquisition of all of the issued and outstanding common stock of I-Link Worldwide, Inc., a Utah corporation ("I-Link") from ILINK, Ltd., a Utah limited partnership (the
"I-Link Acquisition"). I-Link provides network services, including internet to individuals and businesses in the United States. Inasmuch as the focus of the Company's business has shifted as a result of the Company's acquisition of I-Link, prospective investors in the Company's securities should consider very carefully the following risk factors in addition to the information set forth in the Company's public reports:

Ongoing Capital Requirements; Need to Raise Additional Financing

     The conduct of the Company's business and the continued implementation of its business plans and operations (including those of I-Link) will require the availability of additional funds in the future. While the Company currently has no material commitments for capital or other expenditures, it is the Company's intention to continue to implement the growth of its business and expand its operations (including those of I-Link). The Company will require additional financing in order to successfully integrate the business of I-Link, to fund the cash flow operating deficit of I-Link, to expand its business and to discharge outstanding indebtedness. If needed, there can be no assurance that the Company will be able to successfully negotiate or obtain additional financing. Nor can there be any assurance that, if available, such financing will be on terms favorable or acceptable to the Company or its securityholders. The Company has a line of credit (the "Line of Credit") with First Union National Bank ("FUNB"). As of June 26, 1996, there is $340,000 outstanding thereunder. The Company is currently, and has been for several months, in violation of certain financial covenants contained in the loan agreement governing the Line of Credit, including covenants relating to: (i) cash balances; (ii) consolidated equity;
(iii) debt-to-equity ratios; and (iv) cash flow coverage ratios. However, FUNB has waived such non-compliance through June 30, 1996. The Company and FUNB have reached an agreement pursuant to which the Company has agreed to secure alternative financing to repay amounts outstanding under the Line of Credit by June 30, 1996. In the event that the Company is unable to secure such financing, the Company will be obligated to repay amounts outstanding under the Line of Credit in increments of $10,000 per month commencing July 1, 1996, subject to negotiation of the terms of a balloon payment thereafter. In the event that the Company needs additional financing, the absence thereof or the lack of availability thereof on favorable terms could have a material adverse impact on the Company. Finally, the Company has failed timely to pay interest on the 10% Notes and they are currently in default. Without additional capital, I-Link would be required to cease operations.

Acquisition of Development Stage Business; Going Concern Issues

     The financial statements of ILINK, Ltd. have been presented on the basis that such partnership is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. ILINK, Ltd. has been and I-Link is in the development stage, and is operating at a substantial cash deficit. Neither of such entities had or has achieved its planned level of operations or realized significant revenues and have incurred significant losses. One vendor of I-Link recently initiated litigation to collect amounts allegedly owed to them on account by I-Link. The vendor is alleging damages of $56,996. I-Link believes it has meritorious defenses to such claim. I-Link's continued existence, had the I-Link Acquisition not occurred, would be questionable in that such existence would be dependent upon I-Link's ability to obtain additional financing. I-Link is delinquent with respect to the payment of certain other of its indebtedness, and there can be no assurance that other creditors will not institute litigation. While it is management's belief that the Company will be able to continue operation of I-Link's business, there could have been no assurance either as to the ability of I-Link to continue as a going concern or to sustain its operations.

Negative Effect of Amortization Expense on Financial Results

     The excess of fair market value of the share issued in the I-Link Acquisition over the book value of the assets purchased was recorded by the Company as intangible assets. In addition, certain amortization expense was also realized. At March 31, 1996, the aggregate intangible assets recorded was $4.8 million, and $2.71 million was recorded as amortization expense. Upon the release of 1.6 million shares of the Company's stock held in escrow for the benefit of the former shareholders of I-Link, the Company expects to record additional intangible assets. The value of those intangible assets will be determinedby multiplying the market value of the Common Stock at the time the shares are releasedfrom escrow times 1.6 million. Based on the market price of the shares on July 15, 1996, the excess market value of the hsares would be $10 million. All of the intangible assets are being amortized over a 24-month period commencing February 1996. The additional amortization expense resulting from a release of the 1.6 million shares will have an adverse impact on the Company.

Reliance on Key Management Personnel; Lack of Prior Experience in Network
Services

     The Company's operations are dependent upon the continued efforts and employment of its senior management. The officers of the Company have the principal responsibility for management of the Company and are responsible for making recommendations to the Board of Directors which exercises final authority over business decisions. Consequently, the loss of the services of any of the officers or directors could be detrimental to the Company. On

April 8, 1996, I-Link Worldwide, Inc. executed a three year employment agreement with John Edwards, providing for Mr. Edwards to serve as the Chief Executive Officer of I-Link Worldwide, Inc. Mr. Edwards participated in the development of Novell's core product, Netware 3.x business during his tenure at Novell. Although I-Link has entered into three-year employment agreements with John Edwards and Clay Wilkes, officers of I-Link and directors of the Company, and Alex Radulovic, an employee of I-Link, and expects to retain certain of I-Link's employees, non of the Company's present officers or directors other than Messrs. Edwards and Wilkes has been involved in the business of providing network services.

     The Company's operations, as expanded to include I-Link's business, are dependent upon the continued efforts and employment of John Edwards, Clay Wilkes, formerly an employee, limited partner and an officer of the general partner of ILINK, Ltd. (and subsequently, an employee, officer and director of I-Link Worldwide Inc.) and Alex Radulovic, formerly an employee and a limited partner of ILINK, Ltd. (and subsequently an employee of I-Link Worldwide Inc.). Messrs. Wilkes and Radulovic have been instrumental in the formation and development of I-Link's business and it is anticipated that the Company will continue to rely on their services. I-Link intends to relocate its operations to Utah and there can be no assurance that other key employees of I-Link will be willing or able to relocate.

Company Growth Strategy and Acquisition Activities

     The Company's growth strategy is dependent upon its ability to offer its services in broad geographical areas and to expand its services by the possible acquisition of businesses such as that of I-Link. The Company intends to acquire such companies with cash, equity securities (such as common stock or preferred stock) and/or debt instruments. To the extent that the Company issues equity securities in connection with such acquisitions (as in the I-Link Acquisition), the equity interest of the Company's then current stockholders will be diluted. Notwithstanding the foregoing, there can be no assurance that the Company will be able to acquire such additional businesses, that it will be able to use its securities in connection with such acquisitions or that it will have the necessary capital resources to acquire such businesses.

Acquisitions

     To the extent that the Company plans to acquire, has acquired or is in the process of acquiring businesses that are not in the Company's line of business, such as that of I-Link, there can be no assurance that the Company will be able to successfully integrate and/or operate such businesses. Notwithstanding the foregoing, it is the Company's goal in such instances to pursue relationships with persons (officers, directors and/or employees) who are key to the operation of such businesses in order to secure smooth integration and successful operation of such businesses. At the present time, no specific acquisition candidate has been identified by the Company.

Expectation of Growth

     The Company plans to expand I-Link's network to over 70 Points-of-Presence ("POPs") by the end of calendar 1996. Such expansion will require capital expenditures of up to $30,000 per POP, which the Company will have to raise in the capital markets. There is no assurance that such capital will be available or that it will be available on terms beneficial to the Company. Moreover, the Company's ability to effectively achieve growth will require it to implement and improve operational, financial and management information systems and to train, motivate and manage employees, as well as to create new and expand existing POPs and successfully market I-Link's product and services. These demands may require the addition of new management personnel and the development of additional expertise by existing management. Failure to enhance customer support resources adequately to support increases in subscribers, or to adequately expand and enhance tele-communications infrastructure, may adversely affect the Company's ability to successfully conduct I-Link's business in the future. There can be no assurance that customer support or other resources will be sufficient to achieve future growth or that the Company will be able to implement in whole or in part the planned expansion. Any failure to do so could have a material adverse effect on the Company's future operating results.

Business Competition

      The market for business communications services is extremely competitive. The Company believes that its ability to compete in I-Link's business successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of I-Link's network infrastructure; ease of access to and navigation of the Internet or other such networks; the pricing policies of competitors and suppliers; the timing of introductions of new products and services into the industry; the Company's ability in the future to support existing and emerging industry standards; and industry and general economic trends.

     The participants in that market consist of facsimile machine vendors (such as Sony, Sharp, Canon, Hewlett-Packard, Ricoh and Toshiba), fax service bureaus, PC-based fax modem and software manufacturers and distributors (such as Hayes and U.S. Robotics), long distance telephone service providers (such as AT&T, MCI, Sprint and LDDS) and overnight package delivery services (such as Federal Express, United Parcel Service, Airborne Express, DHL, and the U.S. Postal Service). These entities are far better capitalized than the Company and control substantial market share. In addition, there may be other businesses that are attempting to introduce products similar to the Company's for the transmission of business information over the Internet. There is no assurance that the Company will be able to successfully compete with these market participants.

Dependence on Suppliers

     I-Link relies on other companies to provide data communications capacity via leased telecommunications lines. A majority of the leased tele-communications lines used by I-Link are currently provided by AT&T. As of May 31, 1996, the Company woed AT&T $556,927. If AT&T is unable or unwilling to provide or expand its current levels of service to the Company in the future, the Company's operations could be materially adversely affected. Although leased telecommunications lines are available from several alternative suppliers, there can be no assurance that the Company could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. The Company is also subject to risks relating to potential disruptions in such telecommunications services. No assurance can be given that significant interruptions of telecommunications services to the Company will not occur in the future.

     I-Link is also dependent on certain third party suppliers of hardware components. Although I-Link currently attempts to maintain a minimum of two vendors for each required product, certain components used by I-Link in providing networking services are currently acquired from only one source. I-Link may from time to time experience delays in the receipt of certain hard-ware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company's ability to integrate, conduct and implement expansion of I-Link's business.

Software and Service Development; Technological Change

     The Company's success in I-Link's business is highly dependent upon its ability to develop new software and services that meet changing customer requirements. The market for I-Link's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that the Company can successfully identify new service opportunities and develop and bring new software and services to the market in a timely manner, or that soft-ware, services or technologies developed by others will not render I-Link's software, services or technologies noncompetitive or obsolete in the future.
The Company will also be at risk to fundamental changes in the way Internet access services are delivered. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. If the Internet becomes accessible by screen-based telephones, television or other consumer electronic devices, or customer requirements change the way Internet access is provided, the Company will have to develop new technology or modify existing technology to accommodate such developments. The Company's pursuit of technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting the Internet services currently provided by I-Link business to alternate access devices and conduits.

Dependence on Network Infrastructure, Risk of System Failure, Security Risks

     The future success of the Company will depend upon the capacity, reliability and security of its network infrastructure. The Company must expand and adapt network infrastructure as the number of users and the amount of information they wish to transfer increases and to meet changing customer requirements. The expansion and adaptation of the network infrastructure will require substantial financial, operational and management resources. There can be no assurance, however, that the Company will be able to expand or adapt the network infrastructure to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully the contemplated network expansion. Any failure of the Company to expand the network infrastructure, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on the Company's overall business, financial condition and results of operations in the future.

     A company's success in providing Internet access services is, in large part, dependent on its ability to protect computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events.
A significant portion of I-Link's computer equipment is located in Austin, Texas. Any damage or failure that causes interruptions in the Company's ability to conduct I-Link's business in the future could have a material adverse effect on the Company's overall performance in the future.

     Despite the implementation of security measures, the infrastructure is also vulnerable to computer viruses or similar disruptive problems caused by subscribers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to subscribers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of subscribers, which may deter potential subscribers from subscribing to the services currently provided by I-Link or to be provided in the future by the Company. Alleviating problems caused by computer viruses or problems caused by third parties may require interruptions, delays or cessation in service to subscribers, which could have a material adverse effect on the Company's operation of I-Link's business in the future. Furthermore, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and the Company's subscriber base and revenues in particular.

     I-Link has contracted with Spyglass, Inc. ("Spyglass") to purchase 250,000 Internet browser licenses for use by Internet access customers. On April 29, 1996, the Company was notified that I-Link was in breach of its contractual obligation to make payments to Spyglass. I-Link was obligated to pay Spyglass 30 days subsequent to the end of each calendar quarter that the payments were due. Total indebtedness claimed by Spyglass is $300,000, plus late payment fees. The Company was notified by Spyglass that it claims the right to terminate the agreement in its entirety in the event the breach of the agreement is not cured within 30 days. Management of I-Link is discussing the matter with Spyglass but there can be no assurance that a satisfactory resolution will be obtained. In view of the facts that I-Link does not plan to bundle browser software with its Internet access Product, and in view of the Fact that I-Link is shifting its focus from being an ISP, the status of the Spyglass agreement is not expected to have a material adverse effect on I-Link's business, but may adversely impact results of operations to the extent I-Link is required to pay sums claimed by Spyglass.

Dependence on Distribution and Marketing Relationships

     A company's success in penetrating markets for Internet access services depends in large part on a company's ability to maintain and develop relation-ships with leading companies that market computer products and to cultivate alternative relationships if distribution channels change. Although the Company will attempt to cultivate such relationships in the future, there can be no assurance that the Company will be successful.

New and Uncertain Business

     The market for Internet connection services and related software products is in an early stage of growth. Since the market is relatively new and because current and future competitors are likely to introduce competing Internet access and/or on-line services and products, it is difficult, if not impossible, to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. The novelty of the market for Internet access services may also adversely affect the Company's ability to retain new customers, as customers unfamiliar with the Internet may be more likely to discontinue the services after an initial trial period than other subscribers. If demand for Internet services fails to grow, grows more slowly than anticipated or becomes saturated with competitors, the Company's overall business, operating results and financial condition could be adversely affected as a result thereof. Although the Company intends to support emerging standards in the market for Internet access, there can be no assurance that industry standards will emerge or, if they become established, that the Company will be able to conform to such new standards in a timely fashion sufficient to maintain a competitive position in the market. Moreover, I-Link is a young business enterprise that is subject to all of the risks that present themselves to early stage companies, including but not limited to limited infrastructure, managerial resources, capitalization and market share. There can be no assurance that I-Lnk sill be able to successfully compete with larger, more mature, better capitalized enterprises.

     In order to realize subscriber growth, the Company must be able to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expenses and subscriber acquisition costs associated with attracting new subscribers are substantial. Accordingly, the Company's ability to improve operating margins will depend in part on the ability to retain subscribers. The Company plans to invest significant resources in the tele-communications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs. There can be no assurance that the Company's future efforts in this area will improve subscriber retention. Since the Internet market is new and the utility of available services is not well understood by new and potential subscribers, it is not possible to predict future subscriber retention rates.

Government Regulation of Internet-Related Business

     I-Link is not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have an adverse effect on the Company's business. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its or I-Link's business.

Potential Liability for Content of Information on Internet

     Recent legislative proposals aimed at limiting the use of the Internet to transmit certain content and materials could, if enacted, result in significant potential liability to Internet access providers. Legal actions have been brought against various companies which provide services such as those provided by I-Link relating to electronic messages posted by such companies' subscribers. Such actions present the potential, particularly if the plaintiffs are successful, for increased focus and attempts to impose liability upon Internet access providers for information disseminated through their systems.

Certain Related Party Transactions

     During the first quarter of fiscal 1995, the Company received advances totalling $218,000 from Mortgage Network International. Henry Y.L. Toh, the President and Chief Executive Officer of the Company, has management control over Mortgage Network International ("MNI"). Such advances were previously payable upon demand. Subsequent to the extension of such advances, the Board of Directors approved delivery of a promissory note representing the aggregate amount of such advances, which promissory note matured by its terms on October 1, 1995 and bears interest at one percent over the prime rate of interest established by Southwest Bank of Texas, N.A. Subsequently, the Company and MNI modified the Note such that: (i) a principal payment in the amount of eighty-eight thousand dollars ($88,000) is due and payable on December 31, 1996; (ii) interest thereon is payable monthly at the rate of 10.5%; and
(iii) the remaining principal amount of one-hundred thirty thousand dollars ($130,000) with interest thereon at the rate of 10.5% will be paid in thirty-six
(36) equal monthly payments of four-thousand two-hundred twenty-five dollars and thirty-two cents ($4,225.32). The Company is a party to a consulting agreement for the period beginning January 1, 1996 and ending December 31, 1998 with Windy City, Inc. Joel Kanter, a director of the Company, is the President and a director of Windy City, Inc. Pursuant to such agreement, Windy City, Inc. was engaged to provide such consulting services as the Company may request in exchange for compensation at the rate of six-thousand two-hundred fifty dollars ($6,250) per calendar quarter. I-Link is a party to a twelve-month consulting agreement with Benchmark Equity Group, Inc. dated August 10, 1995 pursuant to which I-Link is obligated to pay six-thousand dollars ($6,000) per month to Benchmark Equity Group, Inc. for consulting services rendered. Those payments accrued and are deferred pending the Company's attaining stockholder's equity of two-million five-hundred thousand dollars ($2,500,000). Benchmark is also party to certain options to purchase shares of Common Stock owned by Four M. I-Link has entered into a consulting agreement with T6-G for two years commencing upon the successful completion of at least four million dollars ($4,000,000) in funding. The agreement requires the payment of a total of seventy-thousand dollars ($70,000) payable monthly over twenty-four (24) months. In addition, I-Link owes T6-G three-hundred thousand dollars ($300,000).

Litigation

     A Complaint was filed on April 12, 1996, by JW Charles Financial Services, Inc. ("JWC") against the Company in Palm Beach County Florida Circuit Court, JW Charles Financial Services, Inc. v. Medcross, Inc., Case No: CL96-3218. JWC was issued a Common Stock Purchase Warrant ("Warrant") on or about November 3, 1994 by the Company. The alleged terms of the Warrant granted JWC the right to purchase from the Company 250,000 shares of the Company's Common Stock subject to adjustment. On or about February 12, 1996, JWC made written demand to the Company to invoke its rights to have the common shares underlying the Warrant registered pursuant to the terms of the Warrant. The Complaint alleges that the Company breached the terms of the Warrant by failing to prepare and file with the Securities and Exchange Commission ("SEC"), a registration statement cover-ing the common stock underlying JWC's Warrant. JWC alleges a breach of contract; and requests specific performance, i.e., registering the shares with the SEC, against the Company. JWC also demands damages in the amount of $2,728,478.00 plus interest, reasonable attorneys fees, and forum costs. The Company believes that it has a meritorious defense to the Complaint. On May 6, 1996, the Company filed an Answer, Affirmative Defenses and Counterclaim to the Complaint filed by JWC. The Company's Counterclaim seeks damages, cancellation of the Warrant, interest and costs.

Health Care Industry Competition

     It is common for hospitals, physicians, physician groups, and others in the health care field to form ventures to own and operate medical equipment. The Company is in competition with such groups. There are many companies offering general business consulting services. The companies that may compete with the Company in the future and that currently offer consulting services may be larger and have far greater financial resources than the Company. Also, if the cost of a particular medical device is reduced and the utilization by physicians increases, more hospitals will be able to afford to acquire their own equipment rather than receive service on a shared basis.

New Medical Technology and Obsolescence

The medical equipment field is generally characterized by rapidly changing technology. Early obsolescence of expensive equipment or technological change could have an adverse effect on the Company. Therefore, the cost of MRI systems and other medical equipment may be significantly lower in the future, allowing persons who purchase equipment in the future to charge less for similar service and therefore compete on a favorable basis.

Government Regulation of Medical Business

     Various aspects of the Company's current business are subject to government regulations at the federal, state, and local level. Failure to comply with existing regulations or the enactment of restrictive laws or regulations could impair the Company's operations. While the Company believes that its operations comply with applicable regulations, the Company has not sought or received interpretive rulings to that effect. Additionally, there can be no assurance that subsequent laws, subsequent changes in present laws or interpretations of such laws will not adversely affect the Company's operations. See "Regulatory and Legislative Developments" set forth in Item 1 of the Company's Form 10-KSB.

     The Company employs radiologic technologists in its operations, each of whom must be licensed by the appropriate state authority. Many states have a requirement known as a Certificate of Need ("CON") requirement that impedes a company's ability to operate without governmental approval.

     To the extent that medical facilities rely on Medicare and Medicaid reimbursement for the services rendered by the Company to their patients, changes in Medicare and Medicaid reimbursement regulations and policies affect the Company. During the past several years, there has been increasing pressure from federal and state regulatory and legislative bodies to prevent physicians from referring patients to diagnostic imaging facilities in which they have an ownership interest. Many prominent physicians, legislators, medical ethicists, and others feel that ownership of imaging facilities can impair a physician's judgment about the need for a diagnostic test. Studies have shown that physicians who have ownership interests in imaging facilities tend to refer more patients for diagnostic testing than physicians who have no ownership interest. The above-described regulations and dynamics may adversely affect the revenue per scan obtained by the Company as well as the number of scans performed.

     On the federal level, a physician self-referral bill passed Congress and was signed into law by President Clinton in 1993. The self-referral law bans physicians from referring Medicare patients to imaging and almost any other type of diagnostic or therapeutic outpatient medical facility in which they have ownership or financial interests, effective January 1, 1995. Many states, including Florida, Illinois, Minnesota, New York, and New Jersey, have passed laws regarding physician self referral. Some simply require disclosure of ownership, while others restrict physicians from referring to facilities in which they have any ownership interest.

     The legislature of the State of Florida enacted the Patient Self-Referral Act of 1992, effective April 8, 1992 (the "Florida SRA"). Such act prohibits physician self-referral to health care entities in which such physicians have financial interests, effective October 1, 1994. Management believes these legislative and regulatory actions have had no material adverse effect upon the Company's operations to date. However, the Florida SRA also imposes a fee cap, effective July 1, 1992, limiting the technical and professional fees of all providers of "clinical laboratory services, physical therapy services, compre-hensive rehabilitative services, diagnostic imaging services, and radiation therapy services" to no more than 115% of the Medicare limiting charge for non-participating physicians. The statute specifically excludes hospitals and physician group practices from the fee cap provision and does not apply to patients eligible for Medicaid or Medicare reimbursement. Most of the Company's magnetic resonance imaging and ultrasound operations in the State of Florida, as currently operated, would be subject to the fee cap provision and would be severely impacted if the fee cap provision is enforced inasmuch as a significant portion of the Company's revenue is generated from such services.

     Several lawsuits have been filed by various providers against the State of Florida in both federal and state court alleging, among other things, that the fee cap provision violates the Equal Protection Clause of the U.S. Constitution and seeking to enjoin the State of Florida from enforcing the fee cap provision. In July 1992, the United States District Court for Northern District of Florida granted a permanent injunction in a case entitled Panama City Medical Center, Ltd., et. al vs. Robert B. Williams, et. al (File No. 92-40198-WS). The State of Florida appealed the decision granting the injunction and, on February 15, 1994, the U.S. Court of Appeals for the Eleventh Circuit reversed the decision of the lower court, finding that the fee cap provision did not violate the Equal Protection Clause and ruled that the entry of the injunction was in error. A motion for rehearing filed in the action has been denied and a petition has been filed seeking appeal to the U.S. Supreme Court. On June 30, 1992 the Florida Circuit Court, Second Judicial Circuit, enjoined the State of Florida from enforcing the fee cap provision. The Company intervened as a party plaintiff in the state court action.

     The ultrasound services provided by the Company are related specifically to urology. Approximately 80% of the Company's patients are covered by Medicare. Therefore, changes in Medicare reimbursement rules and regulations may have a significant impact on the profitability of the Company's ultrasound operations. Reimbursement rates for procedures are set annually. The 1996 reimbursement rates for the procedures primarily performed by the Company were increased from between 1.7% to 2.1% over 1995's reimbursement rates.

Exposure to Tort Liability in Medical Industry

     The Company operates medical equipment utilized to perform procedures on or diagnose disease in patients. The Company is exposed to tort liability in the event of harm to patients due to the negligence of the Company, its agents, and employees. The Company currently maintains professional liability insurance coverage in the amount of $1,000,000. The Company also maintains an umbrella policy covering, among other things, workers' compensation, general, and auto-mobile liability in an amount of $9,000,000 in coverage. Although the Company has never had a liability claim filed against it, any claims in excess of that amount could have a material adverse effect on the Company. In addition, there is no assurance that the Company will be able to continue to maintain such insurance coverage in the future.

     The Company acts as general partner of various general and limited partner-ships controlled by the Company that directly own, control and operate the Company's medical facilities. As such, the Company is exposed to general liability for torts committed by such partnerships and their agents and employees and for contracts entered into by those partnerships. In addition, to the extent that the Company is a general partner of limited partnerships that offer and sell limited partner interests, the Company is exposed to liability under the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), and various state securities laws.

Dilution

     Holders of Common Stock of the Company will suffer dilution in the event that any of the Company's outstanding convertible securities, including out-standing shares of Class B Preferred Stock and the 10% Notes recently issued by the Company, are converted by the holders thereof. Additional dilution may result in the event of the exercise of options, including options granted pursuant to the Company's stock option plans and employment agreements.

Absence of Dividends

     The Company has not paid any dividends on any of its outstanding securities to date and does not anticipate paying any dividends on its securities in the foreseeable future. The Company currently intends to retain all working capital and earnings, if any, to finance the operations of its businesses and to expand its businesses.

Future Issuances of Stock by the Company; Potential Anti-Takeover Effect

     The Company has authorized capital stock of 20,000,000 shares of Common Stock, $.007 par value per share and 500,000 shares of preferred stock, $10.00 par value per share (the "Preferred Stock"). As of July 15, 1996, there were 11,069,570 shares of Common Stock and 7,500 shares of Class B Preferred Stock issued and outstanding. On June 28, 1996, 160,000 shares of Class A Preferred Stock were converted into 3,915,570 shares of Common Stock. The issuance of any securities by the Company anti-takeover effects insofar as such securities could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of the Company's stockholders. However, given that the Company is authorized to issue more stock, there can be no assurance that the Company will not do so. In addition, a stockholder's pro rata ownership interest in the Company may be reduced to the extent of the issuance and/or exercise of any options or warrants relating to the Common Stock or Preferred Stock.

Future Sales of Stock by Stockholders

     As of June 28, 1996, 8,967,625 shares of Common Stock and all of the shares of Class B Preferred Stock issued and outstanding were "restricted securities" as that term is defined under the 1933 Act and in the future may only be sold in compliance with Rule 144 promulgated under the 1933 Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) who has satisfied a two-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the Company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale.
In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least three years are not subject to the quantity limitations or the manner of sale restrictions of the rule. The officers of I-Link and Henry Toh have agreed to lock-up their shares of Common Stock for twelve months. Those lock-ups relate to 3,352,921 shares (including shares issuable upon exercise of currently exercisable options). As of March 31, 1996, 703,420 shares of Common Stock and all of the outstanding shares of Class B Preferred Stock were available for resale pursuant to Rule 144. In addition, approximately 200,000 shares of Common Stock issuable upon conversion of outstanding promissory notes will be available upon issuance for resale pursuant to Rule 144. Furthermore, a substantial number of the Company's outstanding securities have registration rights, which, if exercised, will allow them to be freely resold into the market. A sale of shares by the Company's current stockholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Company's securities in any market for the Company's securities that has developed or may hereafter develop. To the extent that such securities enter the market, the value of the Company's securities in the over-the-counter market may be reduced.

     In the event that the shares of Common Stock which are not currently salable become salable by means of registration, eligibility for sale under Rule 144 or otherwise and the holders of such securities elect to sell such securities in the public market, there is likely to be a negative effect on the market price of the Company's securities and on the ability of the Company to obtain additional equity financing. In addition, to the extent that such securities enter the market, the value of the Company's securities in the over-the counter market may be reduced. No predictions can be made as to the effect, if any, that sales of such securities (or the availability of such securities for sale) will have on the market price of any of such securities which may prevail from time to time. Nevertheless, the foregoing could adversely affect such prevailing market prices.

Authorization of Preferred Stock

     The Company's Amended and Restated Articles of Incorporation, as further amended (the "Articles of Incorporation") authorize the issuance of up to 500,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of outstanding shares of Preferred Stock or Common Stock. In addition, the issuance of additional shares of Preferred Stock may have the effect of rendering more difficult, or discouraging, an acquisition of the Company or changes in control of the Company. There can be no assurance that the Company will not issue any additional shares of Preferred Stock in the future.

Continued NASDAQ Listing

     The Common Stock commenced quotation on NASDAQ on July 7, 1989, was subsequently delisted and then resumed listing on March 23, 1993 under the symbol "MDCR." The "MDCR" symbol was changed to "ILNK" effective March 8, 1996. While the Common Stock is currently listed for quotation on NASDAQ, there can be no assurance given that the Company will be able to continue to satisfy the requirements for maintaining quotation on NASDAQ or that such quotation will otherwise continue. If, for any reason, the Common Stock becomes ineligible for continued listing and quotation, holders of the Company's securities may have difficulty selling their securities should they desire to do so.

     Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for continued listing on NASDAQ, a company must have, among other things, $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. Although the Company was able initially to satisfy the requirements for listing of its securities on NASDAQ, the Company may be unable to continue to satisfy the requirements for maintaining quotation of its securities thereon, and trading, if any, in the Company's securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" of the National Quotation Bureau, Inc. or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of such securities.

"Penny Stock" Regulations

     The SEC has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole marketmaker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgement from the customer that such disclosure information was provided and must retain such acknowledgement for at least three years. Further, monthly statements must be sent to the customer disclosing current price information for the penny stock held in the account. While many NASDAQ-listed securities would otherwise be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole marketmaker provision for: (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ-listed security directly with a NASDAQ marketmaker for such securities would be subject only to the sole marketmaker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. The foregoing rules may materially adversely affect the liquidity for the market of the Company's securities. Such rules may also affect the ability of broker-dealers to sel the Company's securities and may impede the ability of holders of the Company's securities to sell such securities in the secondary market.

Certain Provisions of Articles of Incorporation and Bylaws

     As previously noted, pursuant to the Articles of Incorporation, the Board of Directors has the authority to issue up to 500,000 shares of Preferred Stock without action by the stockholders in one or more series having such preferences, rights and other provisions as the Board of Directors may designate in providing for the issuance of such series. The Articles of Incorporation and Bylaws contain provisions which may discourage certain transactions which involve an actual or threatened change in control of the Company.

Classification of the Board of Directors

     The Board of Directors of the Company is classified into three (3) classes. Members of each class serve for staggered three (3) year terms, with members of one class coming up for election each year. The classification of the Board of Directors may make it difficult for shareholders to effect a change in management.

Voting Control

     Four M International, Inc. ("Four M") owns 3,915,570 shares of the Common Stock or approximately 35.5% of the outstanding voting securities of the Company. See the chart and the notes thereto in "Principal Securityholders" in the Company's Form 10-KSB. It is anticipated that Four M may sell part or all of its holding in the Company to affiliates of I-Link and other persons pursuant to options granted to them by Four M.

Lack of Patent Protection

     The Company does not currently hold any patents, although I-Link has filed a patent application for its new product, Fax4Less, sometimes referred to as Fax-Link. It has also filed a patent application for another technology that allows for the transmission of voice communications over the Internet ("Phone4Less"). Fax4Less and Phone4Less are patent pending at this time. However, the Company is not in the position to commercialize that technology at this time. To the extent any technology included in such products is patentable, if any, there can be no assurance that any patent will in fact be issued or that such patents will be effective to protect the Company's products from duplication by other developers. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation that may be necessary to enforce its right under any patent.

New Products

     New products such as Fax4Less are subject to substantial risks, including high costs of introduction, market acceptance and duplication by other developers. However, Fax4Less will compete with other more traditional means of text transmission such as facsimile over traditional telephone lines, over-night delevery services and e-mail. Numerous extremely well-capitalized businesses will be competing with Fax4Less.

                                   THE OFFERING

     This Prospectus relates to the Shares of the Common Stock which have been or may be acquired by certain directors named below who may be deemed affiliates of the Company or who acquired Shares upon the exercise by them of options granted pursuant to the terms of the Director Plan prior to the effective date of a registration statement covering securities issued under the Director Plan (previously defined as the "Selling Stockholders"). The address of each Selling Stockholder is c/o Medcross, Inc., 3227 Bennet Street North, St. Petersburg, Florida 33713. The Director Plan was adopted by the Board of Directors on September 19, 1995, and approved by Stockholders on October 17, 1995.

     The Director Plan will expire on the earlier of (a) the effective date of the termination of the Director Plan by the Board of Directors, or (b) the date of the grant of options to purchase the last of the aggregate shares available for issuance under the Director Plan.

     The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders, all of whom are presently Directors of the Company:

                                           Shares
                                           Subject      Shares        % of
                                          to Options  Owned After  Outstanding
                    Shares       % of     Covered by  Completion   Shares After
Name of Selling  Beneficially Outstanding    This       of this    Completion of
  Stockholder     Owned(1)     Shares     Prospectus  Offering(2)   Offering(2)
- ----------------- ----------- ----------- ----------  -----------  -------------
Henry Y.L. Toh(3)  173,501(6)      1.5%     170,000             0           0
Joel S. Kanter      23,501(4)       *        20,000             0           0
R. Huston
  Babcock, M.D.    667,173(5)      5.9%      20,000       643,672         5.9%

____________________

*       Less than 1%.
<F1>
(1) Includes shares of Common Stock issuable pursuant to options granted under the Director Plan which are exercisable within 60 days.
<F2>
(2) Assumes the issuance to and sale by the Selling Shareholder of all of the Shares subject to options.
<F3>
(3) Excludes 3,915,570 shares of Common Stock of which Four M is the record owner. Based upon representations set forth in a Schedule 13D filed by Four M, Linkcost and Casa (the "Four M Schedule 13D") with the Commission on or about April 3, 1992, Linkcost and Casa, through their ownership and control of Four M, each may be deemed the beneficial owners of such shares but do not own shares of record and Mr. Toh, the President and a director of the Company, is one of the two directors of Four M and Ms. Wong, a director of the Company, is the sole director of Linkcost and of Casa.
<F4>
(4) Includes: (i) 3,501 shares pursuant to options granted under the 1992 Director Stock Option Plan exercisable within 60 days; and (ii) 20,000 shares pursuant to options granted under the Director Plan exercisable within 60 days.

<F5>
(5) Includes: (i) 1,429 shares owned by wife; (ii) 571 shares owned for the benefit of the R. Huston Babcock Pension Plan; (iii) 183,542 shares of Common Stock into which the 7,500 shares of Class B Preferred Stock owned by the named shareholder are convertible; (iv) 3,501 shares pursuant to options granted under the 1992 Director Stock Option Plan exercisable within 60 days; and (v) 20,000 shares pursuant to options granted under the Director Plan exercisable within 60 days.
<F6>
(6) Includes: (i) 3,501 shares pursuant to options granted under the 1992 Director Stock Option Plan and exercisable within 60 days and (ii) 170,000 shares pursuant to options granted under the Director Plan exercisable within 60 days.

     Shares of Common Stock covered by this Prospectus may be reoffered and resold from time to time by Selling Stockholders through brokers in the over-the-counter market or otherwise at prices acceptable to the Selling Stockholder. To the Company's knowledge, no specific brokers or dealers have been designated by any Selling Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive sale of any securities which may be offered pursuant to this Prospectus. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, dealers, or agents, which may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom they may act as agents. The Selling Stockholder and any underwriters, dealers, or agents that participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and 10b-7, in connection with trans-actions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the fees and expenses incident to the registration of the Shares (other than any fees or expenses of any counsel retained by the Selling Stockholder and any out-of-pocket expenses incurred by the Selling Stockholder or any person retained by the Selling Stockholder in connection with the registration of the Shares) and fees and expenses of compliance with state securities or blue sky laws and commissions. The expenses payable by the Company are estimated to be approximately $5,000.

                           DESCRIPTION OF SECURITIES

Common Stock

     The Company is currently authorized to issue 20,000,000 shares of Common Stock, having a par value of $.007 per share. As of July 15, 1996, there are 11,069,564 shares of Common Stock issued and outstanding and there are approximately 200 holders of record of the Common Stock. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company for a vote thereon. The holders of Common Stock:
(i) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of

Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. Prior to any payment of dividends to the holders of Common Stock, all accrued and unpaid dividends on any outstanding shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock must be paid. The Company anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the operations of its businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of the Company.

Anti-Takeover Measures

     The Articles of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The Articles of Incorporation provide for a classi-fied Board of Directors and that vacancies on the Board of Directors shall be filled only by a majority of the remaining directors then in office.

     In addition, the Bylaws provide, among other things, that no proposal by a stockholder shall be presented for vote at a special or annual meeting of stockholders unless such stockholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of such stockholder, the number of voting securities he or she holds of record and which he or she holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any stock-holder may make any other proposal at an annual meeting or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth above, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place 60 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business proposed by a stockholder (acting in such capacity) shall be acted upon at such annual meeting unless stated and filed as described above.

Authorized but Unissued Shares

     Authorized but unissued shares of Common Stock or Preferred Stock can be issued by the Company from time to time without further shareholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital, and structuring future corporate transactions, including acquisitions.

Reports to Shareholders

     The Company will furnish annual reports to holders of record of its Common Stock. The annual reports will contain financial statements examined and reported upon, with an opinion expressed by, an independent public or certified public accountant.

Indemnification

     The Bylaws of the Company provide that the Company will indemnify, and advance litigation expenses to, its directors, officers, employees, and agents against expenses, judgments, fines, and amounts paid in settlement in connection with any acting suit, or proceeding involving such persons by reason of the fact that they are or were a director, officer, employee or agent of the Company so long as they acted in good faith and in a manner they reasonably believed to be in, and not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. The Florida Business Corporation Act also contains provisions authorizing the Company to indemnify its officers and directors against certain liabilities.

Control Share Acquisitions

     The Florida Business Corporation Act (the "Florida Act") contains provisions that limit the voting rights of "control shares" acquired in a "control share acquisition." Control shares means shares that enable the holder to exercise 20% or more of the voting power in the election of directors of an "issuing public corporation". In the absence of shareholder approval of a control share acquisition, the Florida Act provides that the voting power of control shares having voting power of 20% or more of all voting power is reduced to zero.

Transfer and Warrant Agent

     American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for the Company's securities.

                                LEGAL MATTERS

     Certain legal matters in connection with the Shares have been passed upon for the Company by De Martino Finkelstein Rosen & Virga, Washington, D.C.


                                   EXPERTS

     The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations and cash flows for each of the two years in the period ending December 31, 1995, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given the authority of that firm as experts in accounting and auditing.

  No dealer, salesman or any other person
has been authorized in connection with                  MEDCROSS, INC.
this offering to give any information or
to make any representations other than
those contained in this Prospectus.  The
Prospectus does not constitute an offer
or a solicitation in any jurisdiction to
any person to whom it is unlawful to make
such an offer or solicitation.  Neither                   250,000 Shares
the delivery of this Prospectus nor any                  of Common Stock,
sale made hereunder shall, under any                     $.007 par value
circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

                ------------

             TABLE OF CONTENTS

                                     Page

Available Information. . . .. . . . . .2
Incorporation of Certain
  Information by Reference .. . . . . .2                 -----------------
The Company. . . . . . . . .. . . . . .3
Risk Factors . . . . . . . .. . . . . .4                    PROSPECTUS
The Offering . . . . . . . .. . . . . 18
Description of Securities. .. . . . . 19                 -----------------
Legal Matters. . . . . . . .. . . . . 21
Experts. . . . . . . . . . .. . . . . 21

                 -----------

     Medcross, Inc. has filed with the
Securities and Exchange Commission,
Washington, D.C., a Registration
Statement under the Securities Act with
respect to the Shares offered hereby.

     This Prospectus omits certain
information contained in the Registration
Statement.  The information omitted may
be obtained from the Securities and
Exchange Commission upon payment of
the regular charge therefor.                              July 19, 1996

- -----------------------------------------       -------------------------------

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Documents by Reference.

     The following documents, and any amendments thereto, filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of filing such documents.

     (a) The Company's annual report on Form 10-KSB/A#1 for the year ended December 31, 1995 (File No. 0-17973);

     (b) The description of the Common Stock of the Company contained in Item 11 of the Company's Registration Statement on Form 10 filed on September 16, 1989 (File No. 0-17973);

     (c) The Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1996 (File No. 0-17973);

     (d) The Company's current report on Form 8-K/A#2 relating to the events of February 23, 1996 and filed with the Commission on June 21, 1996 (File No. 0-17973);

     (e) The Company's current report on Form 8-K dated April 12, 1996 and filed with the Commission on April 24, 1996 (File No. 0-17973);

     (f) The Company's current report on Form 8-K relating to events of May 24, 1996 and filed with the Commission on June 21, 1996 (File No. 0-17973); and

     (g) All reports filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Officers and Directors.

     Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation.

With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

     The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i) a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

     The Company's By-Laws provide that the Company shall indemnify any such person to the fullest extent provided by law and empowers the Company to purchase and maintain insurance on behalf of any such person.

     The Company previously entered into indemnification agreements in 1988 with certain officers and directors of the Company for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, error, or other action taken or omitted, solely in the capacity as an officer and/or a director of the Company; provided, that no indemnification will be made in respect of any acts or omissions (a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.


Item 7.  Exemption from Registration Claimed

     Not Applicable.


Item 8. Exhibits

     3(a) Amendment to the Amended and Restated Articles of Incorporation dated April 29, 1996. (2)

     3(b) Composite copy of the Amended and Restated Articles of Incorporation incorporating all amendments. (2)

     3(c)  By-Laws of the Company, as amended. (1)

     4(b)  1995 Medcross, Inc. Director Stock Option and Appreciation Rights
           Plan. (1)

     5(a)  Opinion regarding legality.

     23(a) Consent of Coopers & Lybrand L.L.P.

     23(b) Consent of Counsel included in Exhibit 5(a).
____________________

<F1>
(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (File No. 0-17973).
<F2>
(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No. 0-17973).

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     A.        Rule 415 Offering.

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed information with respect to the plan of distribution;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.        Subsequent Exchange Act Documents Incorporated by Reference:

     The undersigned Registrant hereby undertakes that, for purposes of deter-mining any liability under the Securities Act, each filing of the issuer's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.        To Transmit Certain Material.

     1. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each Plan participant to whom the prospectus is sent or given a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such Plan participant otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the Plan participant. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such Plan participant.

     2. The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all participants in the Plan who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

     D.        Indemnification.

     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, there-fore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on July 11, 1996.


                                    MEDCROSS, INC.

                                             By:   /s/ Henry Y.L. Toh
                                                   Henry Y. L. Toh, President


                                 POWER OF ATTORNEY

     We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Henry Y. L. Toh our true and lawful attorney-in-fact and agent, with full power to him to sign any and all amendments (including post effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all interest and purposes as we might or could do in person, ratifying and conforming all that said attorney-in-fact and agent or any of them, or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 11, 1996.


/s/ Henry Y. L. Toh                  Chairman of the Board, President
Henry Y. L. Toh                      and Acting Chief Financial Officer


/s/ R. Huston Babcock                Director
R. Huston Babcock, M.D.


/s/ Joel Kanter                      Director
Joel Kanter


                                     Director
John Edwards


                                     Director
Clay Wilkes